Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

GENESIS ENERGY, L.P.,
GENESIS ACQUISITION, LLC

and

GENESIS ENERGY, LLC

Dated as of December 28, 2010

TABLE OF CONTENTS

		Page

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1	Certain Definitions	2

ARTICLE II
THE MERGER; EFFECTS OF THE MERGER

Section 2.1	The Merger	8
Section 2.2	Closing	9

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1	Merger Consideration.	9
Section 3.2	Rights As Unitholders; Unit Transfers.	9
Section 3.3	Exchange Procedures.	10

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties	11

ARTICLE V
COVENANTS

Section 5.1	Indemnification; Directors’ and Officers’ Insurance	17

ARTICLE VI
MISCELLANEOUS

Section 6.1	Waiver; Amendment	20
Section 6.2	Counterparts	20
Section 6.3	Governing Law	20
Section 6.4	Notices	20
Section 6.5	Entire Understanding; No Third Party Beneficiaries	21
Section 6.6	Severability	21
Section 6.7	Headings	22
Section 6.8	Jurisdiction	22
Section 6.9	Waiver of Jury Trial	22
Section 6.10	Specific Performance	22
Section 6.11	Survival	22
Section 6.12	No Act or Failure to Act	22
Section 6.13	Termination	23

i

ANNEXES

ANNEX A	Form of Fifth Amended and Restated Partnership Agreement of Partners	A-1
ANNEX B	Form of Second Amended and Restated Limited Liability Company Agreement of Partners GP	B-1

SCHEDULES

Schedule A	Allocation of Merger Consideration
Schedule B	Partners Disclosure Schedule
Schedule 4.1(c) - Subsidiaries
Schedule C	Partners GP Disclosure Schedule
Schedule 4.1(c) – Subsidiaries
Schedule 4.1(g) – Financial Reports and SEC Documents

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 28, 2010 (this “Agreement”), is entered into by and among Genesis Energy, L.P., a Delaware limited partnership (“Partners”), Genesis Acquisition, LLC, a Delaware limited liability company (“MergerCo”), and Genesis Energy, LLC, a Delaware limited liability company (“Partners GP”).

WITNESSETH:

WHEREAS, each of the Deal Committee and Conflicts Committee (each, as defined herein) of the board of directors of Partners GP (the “Partners GP Board”), was delegated by the Partners GP Board with the authority of the Partners GP Board with respect to Partners GP and Partners, respectively, to negotiate the terms and conditions of a restructuring transaction (a “Restructuring Transaction”) with respect to, among other things, the Incentive Distribution Rights and Partners General Partnership Interest (each, as defined herein), and, if appropriate, recommend a Restructuring Transaction for final approval by the Partners GP Board;

WHEREAS, the Deal Committee and Conflicts Committee have negotiated the Restructuring Transaction contemplated by this Agreement pursuant to which MergerCo will, subject to the terms and conditions set forth herein, merge with and into Partners GP, with Partners GP being the surviving entity (the “Merger”), such that following the Merger, Partners will be the sole member of the Surviving Entity (as defined herein), and the Surviving Entity will be the sole general partner of Partners;

WHEREAS, the Deal Committee has determined that the Merger, this Agreement and the transactions contemplated hereby, including the Partners GP Amended and Restated LLC Agreement (as defined herein), are fair and reasonable to, and in the best interests of, Partners GP and its unitholders, approved and declared the advisability of the Merger, this Agreement and the Partners GP Amended and Restated LLC Agreement and has resolved to recommend that the Partners GP Board approve the Merger, this Agreement and the Partners GP Amended and Restated LLC Agreement;

WHEREAS, the Partners GP Board, with respect to Partners GP, has determined that the Merger, this Agreement and the transactions contemplated hereby, including the Partners GP Amended and Restated LLC Agreement, are fair and reasonable to, and in the best interests of, Partners GP and its unitholders, and approved and declared the advisability of the Merger, this Agreement, and the Partners GP Amended and Restated LLC Agreement and resolved to recommend that the Quintana Entity (as defined in the Partners GP LLC Agreement (as defined herein)) and holders of Partners GP Series A Units and Partners GP Series B Units (each, as defined herein) approve the Merger, this Agreement and the transactions contemplated hereby;

WHEREAS, the Quintana Entity and holders of at least a majority of each of the Partners GP Series A Units and Partners GP Series B Units have approved the Merger, this Agreement and the transactions contemplated hereby;

WHEREAS, the Conflicts Committee (a) has determined that this Agreement and the transactions contemplated hereby, including the Merger Transactions (as defined herein), are fair and reasonable to Partners and the limited partners of Partners who are unaffiliated with the General Partner, (b) has approved the Agreement and the Merger Transactions by Special Approval (as defined in the Partners Partnership Agreement), and (c) has recommended to the Partners GP Board that it approve this Agreement and the Merger Transactions;

WHEREAS, the Partners GP Board, with respect to Partners, has determined that this Agreement and the transactions contemplated hereby, including the Merger Transactions, are fair and reasonable to, and in the best interests of, Partners and its unitholders and has approved this Agreement and the Merger Transactions;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Partners and the Partners GP unitholders, are executing and delivering in connection with the New Partners Unit Issuance (as defined herein) either (i) a registration rights agreement or (ii) an Amendment No. 3 to that certain Registration Rights Agreement, as amended through the date hereof, by and among the Unitholders (as defined therein) and Partners, dated as of July 25, 2007, each in the form previously agreed upon by the parties;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Partners, Partners GP and certain of Partners GP unitholders are executing and delivering in connection with the New Partners Unit Issuance an amendment to the Unitholder Rights Agreement (as defined herein); and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1             Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” shall have the meaning set forth in Section 5.1(a).

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

“Aggregate Merger Consideration” means, collectively, (i) 19,814,380.0000 Common Units – Class A, (ii) 40,000.0000 Common Units – Class B and (iii) (A) 1,737,258.2500 Waiver Units – Class 1, (B) 1,737,258.2500 Waiver Units – Class 2, (C) 1,737,258.2500 Waiver Units – Class 3, and (D) 1,737,258.2500 Waiver Units – Class 4.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement and Plan of Merger.

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Claim” shall have the meaning set forth in Section 5.1(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Conflicts Committee” shall mean the Conflicts Committee of the Partners GP Board, consisting (as of the date hereof) of Kenneth M. Jastrow, S. James Nelson, Sharilyn S. Gasaway and Carl A. Thomason (with Sharilyn S. Gasaway recusing herself).

“Deal Committee” shall mean the Deal Committee of the Board of Directors of Partners GP, consisting (as of the date hereof) of Grant E. Sims, Robert C. Sturdivant and Corbin J. Robertson III.

“Disclosure Schedule” shall have the meaning set forth in Section 4.1.

“DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C.  §18-101 et seq.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C.  §17-101 et seq.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Partners GP or Partners, as the case may be, or any of their respective properties or assets.

“Incentive Distribution Rights” shall have the meaning set forth in the Partners Partnership Agreement.

“Indemnification Expenses” shall have the meaning set forth in Section 5.1(a).

“Indemnified Parties” shall have the meaning set forth in Section 5.1(a).

“Indemnitees” shall mean Members, Officers and Directors (each as defined in the Partners GP LLC Agreement) of Partners GP and, as the context requires, persons entitled to indemnification under the Partners GP LLC Agreement.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” shall mean, with respect to either Partners GP or Partners, any effect that (x) is or could reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or prospects of Partners GP and its Subsidiaries taken as a whole, or Partners and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or could reasonably be expected to materially impair the ability of Partners GP or Partners, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting crude oil, petroleum product and industrial gases transportation, terminalling, storage, blending, distribution, marketing and processing industry (including the price of petroleum products and industrial gases and the costs associated with the transportation, terminalling, storage, blending, distribution, marketing and processing thereof), in any region in which Partners operates, (b) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States or elsewhere, (c) changes in Law, (d) earthquakes, hurricanes, floods, or other natural disasters, (e) any failure of Partners GP or Partners to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period, (f) changes in the market price or trading volume of Partners Common Units – Class A, (g) the announcement or pendency of this Agreement or the matters contemplated hereby or the compliance by either party with the provisions of this Agreement, or (h) with respect to Partners GP only, any effect to the extent resulting from a fact, event or circumstance that has a Material Adverse Effect with respect to Partners under clause (x) of this definition; provided, that, in the case of clauses (a), (b), (c) or (d), the impact on Partners GP or Partners is not disproportionately adverse as compared to others in the industry.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(a).

“MergerCo” shall have the meaning set forth in the introductory paragraph in this Agreement.

“MergerCo Certificate of Formation” shall mean the certificate of formation of MergerCo as filed with the Delaware Secretary of State on December 16, 2010, as amended from time to time.

“Merger Transactions” shall have the meaning set forth in Section 4.1(p).

“New Partners Unit Issuance” shall mean the issuance of the New Partners Units as part of the Merger Consideration pursuant to this Agreement.

“New Partners Common Units – Class A” shall have the meaning set forth in Section 3.1(a).

“New Partners Common Units – Class B” shall have the meaning set forth in Section 3.1(a).

“New Partners Waiver Units” shall have the meaning set forth in Section 3.1(a).

“New Partners Units” shall mean the New Partners Common Units – Class A, New Partners Common Units – Class B and New Partners Waiver Units.

“NYSE” shall mean the New York Stock Exchange.

“OLP” means Genesis Crude Oil, L.P., a Delaware limited partnership.

“Partners” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners Amended and Restated Partnership Agreement” shall mean the Fifth Amended and Restated Agreement of Limited Partnership of Partners substantially in the form attached hereto as Annex A.

“Partners Certificate of Limited Partnership” shall mean the certificate of limited partnership of Partners as filed with the Delaware Secretary of State on September 5, 1996, as amended.

“Partners Common Units – Class A” shall mean the common units representing limited partner interests in Partners having the rights and obligations specified with respect to Common Units in the Partners Partnership Agreement and the Common Units – Class A in the Partners Amended and Restated Partnership Agreement.

“Partners Common Units – Class B” shall mean the common units representing limited partner interests in Partners having the rights and obligations specified with respect to Common Units – Class B in the Partners Amended and Restated Partnership Agreement.

“Partners Disclosure Schedule” shall mean the Disclosure Schedule delivered by Partners pursuant to Section 4.1.

“Partners General Partner Interest” shall mean the 2.0% ownership interest of Partners GP in Partners having the rights and obligations specified with respect to the General Partner Interest in the Partners Partnership Agreement.

“Partners GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners GP Amended and Restated LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of Partners GP substantially in the form attached hereto as Annex B.

“Partners GP Certificate of Formation” shall mean the certificate of formation of Partners GP, as filed with the Delaware Secretary of State on December 29, 2008.

“Partners GP Disclosure Schedule” shall mean the Disclosure Schedule delivered by Partners GP pursuant to Section 4.1.

“Partners GP LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of Partners GP, dated as of February 5, 2010, as amended from time to time.

“Partners GP Series A Units” means the Series A Units representing membership interests in Partners GP having the rights and obligations specified with respect to the Series A Units in the Partners GP LLC Agreement.

“Partners GP Series B Units” means the Series B Units representing membership interests in Partners GP having the rights and obligations specified with respect to the Series B Units in the Partners GP LLC Agreement.

“Partners GP Units” shall mean the Partners GP Series A Units and Partners GP Series B Units having the rights and obligations specified with respect to Partners GP Series A Units and Partners GP Series B Units, respectively, in the Partners GP LLC Agreement.

“Partners LTIP” means Partners 2007 Long Term Incentive Plan.

“Partners Partnership Agreement” shall mean the Fourth Amended and Restated Agreement of Limited Partnership of Partners, dated as of June 9, 2005, as amended by Amendment No. 1 thereto, dated as of December 18, 2007, as further amended by Amendment No. 2 thereto, dated as March 31, 2010, and as it may be further amended from time to time.

“Partners Waiver Units” shall mean, collectively, the Partners Waiver Units – Class 1, the Partners Waiver Units – Class 2, the Partners Waiver Units – Class 3 and the Partners Waiver Units – Class 4.  The parties hereto agree that each Waiver Unit shall have an initial Capital Account (as defined in the Partners Amended and Restated Partnership Agreement) of $0.142857.

“Partners Waiver Units – Class 1” shall mean the units representing limited partner interests in Partners having the rights and obligations specified with respect to the Waiver Units – Class 1 in the Partners Amended and Restated Partnership Agreement.

“Partners Waiver Units – Class 2” shall mean the units representing limited partner interests in Partners having the rights and obligations specified with respect to the Waiver Units – Class 2 in the Partners Amended and Restated Partnership Agreement.

“Partners Waiver Units – Class 3” shall mean the units representing limited partner interests in Partners having the rights and obligations specified with respect to the Waiver Units – Class 3 in the Partners Amended and Restated Partnership Agreement.

“Partners Waiver Units – Class 4” shall mean the units representing limited partner interests in Partners having the rights and obligations specified with respect to the Waiver Units – Class 4 in the Partners Amended and Restated Partnership Agreement.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Reserved Units” shall have the meaning set forth in Section 5.2.

“Restructuring Transaction” shall have the meaning set forth in the recitals of this Agreement.

“Rights” shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such person.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 4.1(g).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of Partners GP, Partners and its Subsidiaries shall not be deemed to be Subsidiaries of Partners GP (unless otherwise specifically provided in this Agreement).

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Returns” shall have the meaning set forth in Section 4.1(i).

“Unitholder Rights Agreement” shall mean that certain Unitholder Rights Agreement, dated July 25, 2007, among Partners, Partners GP and the other parties thereto, as amended on October 15, 2007.

ARTICLE II
THE MERGER; EFFECTS OF THE MERGER

Section 2.1             The Merger.

(a)            The Surviving Entity.  Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo shall merge with and into Partners GP, the separate existence of MergerCo shall cease and Partners GP shall survive and continue to exist as a Delaware limited liability company (Partners GP, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, Partners will be the sole member of Partners GP and Partners GP will be the sole general partner of Partners.  Subject to the provisions of this Agreement, at the Effective Time, all of the membership interests in MergerCo outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into all of the membership interests in the Surviving Entity, which membership interests in the Surviving Entity shall constitute all of the issued and outstanding membership interests of the Surviving Entity and shall be owned by Partners.

(b)            Effectiveness and Effects of the Merger.  The Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DLLCA.  The Merger shall have the effects prescribed in the DLLCA.

(c)            Partners GP and MergerCo Governing Documents.  At the Effective Time, the MergerCo Certificate of Formation shall be cancelled and the Partners GP Certificate of Formation shall be the certificate of formation of the Surviving Entity, until duly amended in accordance with applicable Law.  At the Effective Time, (i) the Partners GP LLC Agreement shall be amended and restated in its entirety to read as set forth in Annex B and as so amended and restated shall be the limited liability company agreement of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law, and following such amendment and restatement, Partners GP shall be the sole general partner of Partners and (ii) the Partners Partnership Agreement shall be amended and restated in its entirety to read as set forth in Annex A, and as so amended and restated shall be the limited partnership agreement of Partners until duly amended in accordance with the terms thereof and applicable law and pursuant to such amendment and restatement, the Incentive Distribution Rights shall be canceled and the Partners General Partner Interest owned by Partners GP shall be converted to a non-economic general partner interest in Partners.

Section 2.2             Closing.  The Merger and the other transactions contemplated hereby (the “Closing”) shall occur on December 28, 2010, and such date is referred to as the “Closing Date.”  The Closing of the transactions contemplated by this Agreement shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana, 44th Floor, Houston, Texas 77002 at 9:00 a.m. Central Time on the Closing Date.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1             Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Partners, Partners GP or any holder of Partners GP Units:

(a)            The Partners GP Units issued and outstanding immediately prior to the Effective Time (other than Partners or Partners’ Subsidiaries, if any) shall be converted into the right to receive the Aggregate Merger Consideration, with each such holder to receive a number of (i) Partners Common Units – Class A, (ii) Partners Common Units – Class B, (iii) Partners Waiver Units – Class 1, (iv) Partners Waiver Units – Class 2, (v) Partners Waiver Units – Class 3, and (v) Partners Waiver Units – Class 4, as set forth on Schedule A (collectively, the “Merger Consideration”), all of which shall be duly authorized and validly issued in accordance with applicable Laws and the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable, fully paid (to the extent required under the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such Partners Common Units – Class A, Partners Common Units – Class B and Partners Waiver Units described in this clause (a) shall be referred to herein as the “New Partners Common Units – Class A”, “New Partners Common Units – Class B” and “New Partners Waiver Units”, respectively).

Section 3.2             Rights As Unitholders; Unit Transfers.At the Effective Time, holders of Partners GP Units shall cease to be, and shall have no rights as, members of Partners GP (and all Partners GP Units, when converted in the Merger, shall cease to be outstanding and shall automatically be cancelled and cease to exist), other than to receive i) any distribution with respect to such Partners GP Units with a record date occurring prior to the Effective Time that may have been declared by Partners GP on such Partners GP Units in accordance with the terms of this Agreement and the Partners GP LLC Agreement and which remains unpaid at the Effective Time, ii) the consideration provided under this Article III and iii) any distributions in accordance with Section 3.3(b), and in each case to be issued or paid in consideration therefor in accordance with Section 3.3.  After the Effective Time, there shall be no transfers on the unit transfer books of Partners GP with respect to the Partners GP Units.

Section 3.3             Exchange Procedures.

(a)            Prior to the Effective Time, Partners shall have delivered to each record holder of Partners GP Units (1) a letter of transmittal and (2) instructions for use in effecting the surrender of Partners GP Units in exchange for the Merger Consideration payable in respect of such Partners GP Units.  Promptly at or after the Effective Time, upon delivery of such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of Partners GP Units shall be entitled to receive in exchange therefor (a) New Partners Units representing, in the aggregate, the whole number of New Partners Units that such holder has the right to receive pursuant to this Article III (after taking into account all Partners GP Units then held by such holder) and (b) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New Partners Common Units – Class A pursuant to Section 3.3(d) and distributions pursuant to Section 3.3(b).  No interest shall be paid or accrued on any Merger Consideration.  In the event of a transfer of ownership of Partners GP Units that is not registered in the transfer records of Partners GP, the Merger Consideration payable in respect of such Partners GP Units may be paid to a transferee, if evidence of ownership of the Partners GP Units are presented to Partners and accompanied by all documents required to evidence and effect such transfer, and the Person requesting such exchange shall pay to Partners in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Partners GP Units, or shall establish to the satisfaction of Partners that such Taxes have been paid or are not payable.  Until the required documentation has been delivered as contemplated by this Section 3.3, each Partners GP Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the Partners GP Units (including any cash in lieu of fractional units pursuant to Section 3.3(d)) and any distributions to which such holder is entitled pursuant to Section 3.2.

(b)            Distributions with Respect to Unexchanged Partners GP Units.  No distributions declared or made with respect to New Partners Units with a record date after the Effective Time shall be paid to the holder of any Partners GP Units with respect to the New Partners Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Partners Common Units – Class A shall be paid to any such holder until such holder shall deliver the required documentation and surrender any Certificate as contemplated by this Section 3.3.  Subject to applicable Law, following compliance with the requirements of Section 3.3(a), there shall be paid to such holder of the New Partners Units issuable in exchange therefor, without interest, (3) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Partners Units to which such holder is entitled pursuant to Section 3.3(d) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to the New Partners Units and payable with respect to such New Partners Units, and (4) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such New Partners Units.

(c)            Further Rights in Partners GP Units.  The Merger Consideration issued upon conversion of a Partners GP Unit in accordance with the terms hereof and any cash paid pursuant to Section 3.2, Section 3.3(b) or Section 3.3(d) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Partners GP Unit.

(d)            Fractional Units.  No certificates or scrip of the New Partners Units representing fractional New Partners Units or book entry credit of the same shall be issued upon the exchange of Partners GP Units in accordance with Section 3.3(a), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Partners Units.  Notwithstanding any other provision of this Agreement, each holder of Partners GP Units exchanged in the Merger who would otherwise have been entitled to receive a fraction of a New Partners Unit (after taking into account all Partners GP Units exchanged by such holder), as set forth on Schedule A, shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (A) the closing sale price of the Partners Common Units – Class A on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the Effective Time shall occur and (B) the fraction of a New Partners Unit that such holder would otherwise be entitled to receive pursuant to this Article III.

(e)            Withholding.  Each of Partners and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Partners GP Units such amounts as Partners and the Surviving Entity are required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that Partners or the Surviving Entity, as the case may be, shall provide reasonable notice to the applicable holders of Partners GP Units prior to withholding any amounts pursuant to this Section 3.3(e).  To the extent that amounts are so deducted and withheld by Partners or the Surviving Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Partners GP Units in respect of whom such deduction and withholding was made by Partners or the Surviving Entity, as the case may be.

(f)            Admission of Holders of New Partners Units as Additional Limited Partners of Partners.  Upon the issuance of New Partners Units to the holders of Partners GP Units in accordance with this Section 3.3 and the compliance by such holders with the requirements of Section 10.3 of the Partners Amended and Restated Partnership Agreement, Partners GP shall consent to the admission of such holders as limited partners of Partners and reflect such admission on the books and records of Partners.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1             Representations and Warranties.  On or prior to the date hereof, Partners has delivered to Partners GP and Partners GP has delivered to Partners a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.  Subject to the preceding sentence and except as set forth in its Disclosure Schedule or the SEC Documents (other than with respect to Sections 4.1(a) and 4.1(b)) filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), Partners GP hereby represents and warrants to Partners, and Partners and MergerCo hereby represent and warrant  to Partners GP, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

(a)            Organization, Standing and Authority.  Such party is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Such party (i) is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (ii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)            Capitalization.

In the case of Partners GP, as of the date hereof, there are 100,472,196.11 Partners GP Series A Units issued and outstanding and 767 Partners GP Series B Units (all of which are designated as Series B-1 Units) issued and outstanding, and all such Partners GP Units and the membership interests represented thereby were duly authorized and are validly issued in accordance with the Partners GP LLC Agreement and are fully paid (to the extent required under the Partners GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights).

(i)             As of the date hereof, Partners GP owns all of the Partners General Partner Interest and Incentive Distribution Rights, and such Partners General Partner Interest and Incentive Distribution Rights were duly authorized and validly issued in accordance with the Partners Partnership Agreement.

(ii)            In the case of Partners, as of the date hereof, there are 44,760,692 Partners Common Units – Class A issued and outstanding, and all of such Partners Common Units – Class A and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partners Partnership Agreement and are fully paid (to the extent required under the Partners Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).  The New Partners Units will be duly authorized and validly issued in accordance with the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable, and will be fully paid (to the extent required under the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(iii)           As of the date hereof, other than, (A) in the case of Partners GP, the Partners GP Series A Units and the Partners GP Series B Units and, (B) in the case of Partners, the Partners’ Common Units – Class A and phantom units issuable under the Partners LTIP, there are no interests of a party’s equity securities authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its equity securities, and such party does not have any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.

(iv)           In the case of Partners, there are no Partners Common Units – Class A that are issuable upon exercise of any employee or director options to purchase the Partners Common Units – Class A as of the date hereof.

(c)            Subsidiaries.

(i)             (A) Such party owns, directly or indirectly, all of the equity interests of each of its Subsidiaries except as set forth in Schedule 4.1(c) of such party’s Disclosure Schedule, (B) no equity interests of any of its Subsidiaries are or may become required to be issued by reason of any Rights, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such equity interests, and (E) all of the equity interests of each such Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

(ii)            In the case of the representations and warranties of Partners GP, other than (A) ownership of the Partners General Partner Interest and the Incentive Distribution Rights, (B) 0.01% of the partnership interest in the OLP and (C) a non-economic general partner interest in those Subsidiaries of Partners specified on Schedule 4.1(c) of such party’s Disclosure Schedule, Partners GP does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

(iii)           Each of such party’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization and (A) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (B) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(d)            Partnership or Limited Liability Company Power.  Such party and each of its Subsidiaries has the partnership or limited liability company power and authority to carry on its business as it is now being conducted and to own or lease, as applicable, all its properties and assets; and it has the partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)            Authority.  This Agreement and the transactions contemplated hereby have been authorized by all necessary (partnership or limited liability company, as applicable) action, and this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of it, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)            No Defaults.  Subject to the required filings under federal and state securities laws and the NYSE, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, in the case of Partners GP, the Partners GP LLC Agreement or Partners GP Certificate of Formation, and in the case of Partners, the Partners Partnership Agreement or Partners Certificate of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any Lien on any of its assets or its Subsidiaries’ assets other than in connection with any indebtedness obtained in connection with the transactions contemplated by this Agreement, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.

(g)            Financial Reports and SEC Documents.  In the case of Partners, its annual report on Form 10-K for the fiscal year ended December 31, 2009, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2009 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its “SEC Documents”), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in partners’ equity and cash flows or equivalent statements in the case of Partners in such SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in partners’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.  In the case of Partners GP, the audited balance sheet of Partners GP  as December 31, 2009 and 2008 (including the related notes thereto), and the unaudited statements of income and members’ equity for the three-year period ended December 31, 2009 set forth on Schedule 4.1(g) of its Disclosure Schedule, and the unaudited balance sheet of Partners GP as of September 30, 2010 and the related unaudited statements of income and members’ equity for the nine-month period ended September 30, 2010 set forth on Schedule 4.1(g) of its Disclosure Schedule, fairly presents the financial position of Partners GP as of each date, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end adjustments in the case of the unaudited statements as of September 30, 2010 and for the nine months then ended.  Except as and to the extent set forth on its balance sheet as of December 31, 2009, as of such date, neither it nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied.

(h)            No Brokers.  No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Partners GP, fees to be paid to Robert W. Baird & Co. and, in the case of Partners, fees to be paid to Raymond James & Associates, Inc., in every case pursuant to letter agreements, the fee provisions of which have been heretofore disclosed to the other party.

(i)             Tax Matters.

(i)             All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

(ii)            all Tax Returns filed by it are complete and accurate in all material respects;

(iii)           all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by it or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have in accordance with generally accepted accounting principles been established for the payment of such Taxes; and

(iv)           no material (a) audit or examination or (b) refund litigation with respect to any Tax Return of such party is pending.  As of the date hereof, neither it nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (y) is a party to any Tax sharing or Tax indemnity agreement.

(j)             Regulatory Approvals.  No approval of any governmental agency is necessary to consummate the transactions contemplated by this Agreement (other than filings under the Securities Act).

(k)            Amended and Restated Partnership Agreement of Partners.  Partners GP has executed the Partners Amended and Restated Partnership Agreement, which shall be effective at the Effective Time.

(l)             Amended and Restated LLC Agreement of Partners GP.  Each of Partners, Partners GP and the requisite members (or their attorney in fact) have executed the Partners GP Amended and Restated LLC Agreement, which shall be effective at the Effective Time.

(m)           New Partners Common Units – Class A Listed.  The New Partners Common Units – Class A and any Partners Common Units – Class A issuable upon conversion of any of the New Partners Units that are convertible into Partners Common Units – Class A, have been listed on the NYSE, subject to official notice of issuance.

(n)            The Deal Committee and Partners GP Board Recommendation.  The Partners GP Board delegated to the Deal Committee the authority of the Partners GP Board to negotiate the terms and conditions of the Merger with respect to Partners GP, subject to final approval by the Partners GP Board.  The Deal Committee has determined that the Merger, this Agreement and the transactions contemplated hereby, including the Partners GP Amended and Restated LLC Agreement, are fair and reasonable to, and in the best interests of, Partners GP and its unitholders, and approved and declared the advisability of the Merger, this Agreement and the Partners GP Amended and Restated LLC Agreement and resolved to recommend that the Partners GP Board approve the Merger, this Agreement and the Partners GP Amended and Restated LLC Agreement.  The Partners GP Board has determined that the Merger, this Agreement and the transactions contemplated hereby, including the Partners GP Amended and Restated LLC Agreement, are fair and reasonable to, and in the best interests of, Partners GP and the its unitholders, and approved and declared the advisability of the Merger, this Agreement, and the Partners GP Amended and Restated LLC Agreement and resolved to recommend that the Quintana Entity (as defined in the Partners GP LLC Agreement) and holders of Partners GP Series A and Partners GP Series B Units approve the Merger, this Agreement and the transactions contemplated hereby.

(o)            Partners GP Unitholder Approval.  The Quintana Entity (as defined in the Partners GP LLC Agreement) and holders of at least a majority of each of the Partners GP Series A Units and Partners GP Series B Units have approved the Merger, this Agreement and the transactions contemplated hereby.

(p)            The Conflicts Committee Recommendation and Partners GP Board Approval.  The Partners GP Board delegated to the Conflicts Committee the authority of the Partners GP Board to negotiate the terms and conditions of the Merger with respect to Partners, subject to final approval by the Partners GP Board, and to determine whether to approve the Merger by Special Approval (as defined in the Partners Partnership Agreement).  The Conflicts Committee (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, the New Partners Unit Issuance and the Partners Amended and Restated Partnership Agreement (collectively, the “Merger Transactions”), are fair and reasonable to Partners and the limited partners of Partners who are unaffilated with the General Partner, (ii) has approved the Agreement and the Merger Transactions by Special Approval, and (iii) has recommended to the Partners GP Board that it approve this Agreement and the Merger Transactions.  The Partners GP Board has determined that this Agreement and the transactions contemplated hereby, including the Merger Transactions, are fair and reasonable to, and in the best interests of, Partners and its unitholders and has approved this Agreement and the Merger Transactions.

(q)            Operations of MergerCo.  In the case of Partners, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

(r)             Partners Fairness Opinion.  Raymond James & Associates, Inc. has delivered to the Partners Conflicts Committee its written opinion to the effect that, as of the date the Partners GP Board approved this Agreement and subject to certain assumptions, qualifications, limitations and other matters, the Merger Consideration to be paid is fair, from a financial point of view, to (i) the public, unaffiliated common unitholders of Partners and (ii) Partners.

(s)            No Partners Material Adverse Effect.  In the case of Partners, there has not occurred a Material Adverse Effect between January 1, 2010 and the date of this Agreement.

ARTICLE V
COVENANTS

Section 5.1             Indemnification; Directors’ and Officers’ Insurance.  Partners GP hereby covenants to and agrees with Partners, and Partners hereby covenants to and agrees with Partners GP, that:

(a)            Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Partners GP LLC Agreement, the Partners Partnership Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any of Partners GP’s Subsidiaries, from and after the Effective Time, Partners and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof serving as a director or officer of Partners GP or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security.  The indemnification and advancement obligations of Partners and the Surviving Entity pursuant to this Section 5.1(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Partners GP or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives.  As used in this Section 5.1: (x) the term “Claim” means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of Partners GP, any of its Subsidiaries, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 5.1(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.  Neither Partners nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b)            Without limiting the foregoing, Partners and Partners GP agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Partners GP LLC Agreement (and, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Partners GP’s Subsidiaries) and indemnification agreements of Partners GP or any of its Subsidiaries shall be assumed by the Surviving Entity, Partners and Partners GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)            For a period of six (6) years from the Effective Time, the Partners Amended and Restated Partnership Agreement shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Partners GP LLC Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d)            Partners shall, or shall cause the Surviving Entity to, maintain for a period of at least six (6) years following the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by Partners GP and its Subsidiaries (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Partners GP than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, that Partners shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Partners GP prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e)            The provisions of Section 5.1(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Surviving Entity for purposes of this Section 5.1 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 5.1(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.

(f)            If Partners, or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Partners and the Surviving Entity assume the obligations set forth in this Section 5.1.

(g)            Partners shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 5.1.

(h)            This Section 5.1 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on Partners, the Surviving Entity and their respective successors and assigns.

Section 5.2             Equity Incentive Plan.  Following the Closing Date, the Partnership shall establish, subject to, if required by any national securities exchange on which any securities of the Partnership are listed or traded or by Tax or other Law, approval by the unitholders of Partners, an equity incentive plan for eligible employees of Partners and Partners GP, including the Executives (as defined in the Partners Amended and Restated Partnership Agreement), providing for the issuance of at least (i) 145,620.0000 Partners Common Units – Class A, (ii) 0 Partners Common Units – Class B, (iii) 12,741.7500 Partners Waiver Units – Class 1, (iv) 12,741.7500 Partners Waiver Units – Class 2, (v) 12,741.7500 Partners Waiver Units – Class 3, and (vi) 12,741.7500 Partners Waiver Units – Class 4 (subject to rounding for fractional units, the “Reserved Units”); provided, however, that if such unitholder approval is required and the Partners GP Board determines not to seek such approval, Partners shall establish a cash-settled or cash-based plan (i.e., a plan providing for the issuance of phantom units or similar plan providing for the issuance of the economic equivalent of the Reserved Units) not subject to such approval that would provide substantially equivalent economic benefits to such participants as the foregoing plan.

ARTICLE VI
MISCELLANEOUS

Section 6.1             Waiver; Amendment.  Subject to compliance with applicable Law, prior to the Effective Time, any provision of this Agreement may be a) waived in writing by the party benefited by the provision and approved by the Deal Committee and by the Conflicts Committee, as applicable, and executed in the same manner as this Agreement, or b) amended or modified at any time by an agreement in writing between the parties hereto approved by the Conflicts Committee and by the Deal Committee and executed in the same manner as this Agreement, provided, that no amendment shall be made that requires any approval of any of the Partners unitholders or Partners GP unitholders without such approval.

Section 6.2             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 6.3             Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).

Section 6.4             Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Partners or MergerCo, to:

Genesis Energy, L.P.
919 Milam, Suite 2100
Houston, Texas 77002
Attention: Chief Executive Officer
Fax:  (713) 860-2647

With copies (which shall not constitute proper notice hereunder) to:

Genesis Energy, L.P.
919 Milam, Suite 2100
Houston, Texas 77002
Attention: Chairman of the Conflicts Committee
Fax:  (713) 860-2647

and

Gibson Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5306
Fax:  (202) 530-9526
Attn:	John F. Olson
Howard B. Adler

If to Partners GP to:

Genesis Energy, LLC
919 Milam, Suite 2100
Houston, Texas 77002
Attention: Chief Executive Officer
Fax:  (713) 860-2647

With copies (which shall not constitute proper notice hereunder) to:

Genesis Energy, L.P.
919 Milam, Suite 2100
Houston, Texas 77002
Attention: Chairman of the Deal Committee
Fax:  (713) 860-2647

and

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street
44th Floor
Houston, TX 77002-5200
Fax: (713) 236-0822
Attn:	J. Vincent Kendrick
Patrick Hurley

Section 6.5             Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.  Except as contemplated by Section 5.1, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 6.6             Severability.  If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.

Section 6.7             Headings.  The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 6.8             Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.4 shall be deemed effective service of process on such party.

Section 6.9             Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.10            Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.11            Survival.  All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing; provided, however, that the agreements of the parties in Sections 3.3, 5.1 and 5.2 shall survive the Closing.

Section 6.12            No Act or Failure to Act.  With respect to any waiver or consent for which this Agreement expressly requires waiver or consent by the Conflicts Committee or the Deal Committee, no waiver or consent by or on behalf of Partners or Partners GP, as applicable, pursuant to or as contemplated by this Agreement shall have any effect unless such waiver or consent is expressly approved by such committee.  With respect to any act or failure to act for which this Agreement expressly requires action or inaction by the Conflicts Committee or the Deal Committee, as applicable, no such act or failure to act by the Partners GP Board shall constitute a breach by Partners or Partners GP of this Agreement, as the case may be, unless such act or failure to act is expressly approved by such committee.

Section 6.13           Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after unitholder approval of this Agreement, by either Partners or Partners GP upon written notice to the other, if the Effective Time shall not have occurred on or prior to 6:00 p.m. EST on the date hereof.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

GENESIS ENERGY, L.P.

By:	Genesis Energy, LLC,
its general partner

	By:	/s/ Grant E. Sims
		Name:	Grant E. Sims
		Title:	Chief Executive Officer

GENESIS ACQUISITION, LLC

By:	/s/ Grant E. Sims
	Name:	Grant E. Sims
	Title:	Chief Executive Officer

GENESIS ENERGY, LLC

By:	/s/ Robert C. Sturdivant
	Name:	Robert C. Sturdivant
	Title:	Chairman of the Board

[Signature Page - Agreement and Plan of Merger (1 of 1)]

ANNEX A

FORM OF FIFTH AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF PARTNERS

Annex A-1

ANNEX B

FORM OF SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF PARTNERS GP

Annex B-1

SCHEDULE A

ALLOCATION OF MERGER CONSIDERATION

Schedule A-1

SCHEDULE B

PARTNERS DISCLOSURE SCHEDULE

Schedule B-1

SCHEDULE C

PARTNERS GP DISCLOSURE SCHEDULE

Schedule C-1